SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C)

OF THE SECURITIES EXCHANGE ACT OF 1934

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☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

Mustang Bio, Inc.

(Name of Registrant as Specified in its Charter)

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NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

THIS INFORMATION STATEMENT IS BEING PROVIDED TO THE
STOCKHOLDERS OF MUSTANG BIO, INC.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

GENERAL INFORMATION

This Notice and the accompanying Information Statement (the “Information Statement”) are being furnished by Mustang Bio, Inc., a Delaware corporation (“Mustang,” “we,” “our,” “us,” or the “Company”) to the holders of shares of our common stock, par value $0.0001 per share, to inform you that, on June 27, 2024, the holders of a majority in voting power of issued and outstanding shares of our common stock and issued and outstanding shares of our Class A Preferred Stock, par value $0.0001 (together, the “Majority Holders”) approved, by written consent in lieu of a meeting (the “Written Consent”) (i) the issuance of an aggregate of up to 60,731,608 shares of our common stock underlying certain outstanding warrants issued by us pursuant to (A) that certain Securities Purchase Agreement, dated as of April 29, 2024, by and between us and the investor (the “Investor”) named on the signature pages thereto, (B) that certain Warrant Amendment Agreement, dated as of April 29, 2024, by and between us and the Investor, (C) those certain Engagement Letters, as may have been amended, dated January 31, 2024 and June 18, 2024, respectively, by and between us and H.C. Wainwright & Co., LLC, and (D) that certain Securities Purchase Agreement, dated as of June 19, 2024, by and between us and the Investor (collectively, the “Warrant Share Issuance”); and (ii) a form amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to effect a reverse stock split of our issued and outstanding common stock within a range of between 1-for-10 and 1-for-50 (with our Board of Directors (the “Board”) being authorized to determine the exact ratio), with such reverse stock split to be effected at such time and date before June 27, 2025, if at all, as determined by the Board in its sole discretion (such reverse stock split, the “Reverse Stock Split” and such amendment, the “Amendment”), as described in further detail in the Information Statement.

If the Board deems it necessary and appropriate, the Board will set the exact Reverse Stock Split ratio within the approved range and file a Certificate of Amendment effecting the Reverse Stock Split with the with the Secretary of State of the State of Delaware, with the timing of such filing to occur, if at all, at the sole discretion of our Board.

The accompanying Information Statement is being furnished only to inform stockholders in accordance with Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of the actions taken by Written Consent described in the Information Statement before the Warrant Share Issuance and the Reverse Stock Split take effect. We are also furnishing the Information Statement to our stockholders in satisfaction of the notice requirement under Section 228 of the General Corporation Law of the State of Delaware (“DGCL”). Because the Written Consent of the Majority Holders satisfies all applicable stockholder voting requirements, the Board is not soliciting your proxy or consent in connection with the matters discussed above. You are urged to read the Information Statement carefully and in its entirety for further information regarding the Warrant Share Issuance and the Reverse Stock Split.

This Information Statement is first being mailed to you on or about                                       , 2024. The Warrant Share Issuance will become effective on the 20th day after this definitive information statement is mailed to our stockholders. The effective date of the Reverse Stock Split will be no earlier than                                      , 2024, or thereafter as our Board determines to effect it in accordance with applicable law, including the DGCL.

This is not a notice of special meeting of stockholders and no stockholder meeting will be held to consider any matter which is described herein. We are not asking you for a consent or proxy and you are requested not to send us a consent or proxy.

, 2024	By Order of the Board of Directors,

Manuel Litchman, M.D.
Chief Executive Officer

MUSTANG BIO, INC.
377 Plantation Street, 1st Floor
Worcester, MA 01605

INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF

THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

This Information Statement (this “Information Statement”) is being mailed to the holders of record at the close of business on June 27, 2024 (the “Record Date”) of the shares of common stock, par value $0.0001 per share, of Mustang Bio, Inc., a Delaware corporation (“Mustang,” “we,” “our,” “us,” or the “Company”), in connection with the actions taken by written consent of the Majority Holders in lieu of a meeting to approve the actions described in this Information Statement.

The Majority Holders, beneficially owning 2,502,988 shares of our issued and outstanding common stock and 250,000 shares of our issued and outstanding Class A Preferred Stock, have executed the Written Consent approving the Warrant Share Issuance and the Reverse Stock Split. The Majority Holders held of record on the Record Date approximately 55.9% of the voting power necessary to approve the proposed Warrant Share Issuance and Reverse Stock Split. Dissenting stockholders do not have any statutory appraisal rights as a result of the action taken. The Board does not intend to solicit any proxies or consents from any other stockholders in connection with this action. All necessary corporate approvals have been obtained, and this Information Statement is furnished solely to advise stockholders of the action taken by the Written Consent.

Section 228 of the DGCL generally provides in substance that unless a company’s certificate of incorporation provides otherwise, stockholders may take any action without a meeting of stockholders, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize and take such action at a meeting at which all shares entitled to vote thereon were present voted. In order to eliminate the costs and management time involved in obtaining proxies and to effect the above action as early as possible in order to accomplish the purposes of the Company as herein described, the Board determined to pursue stockholder action by written consent and successfully obtained written consent of the Majority Holders.

This Information Statement is being distributed pursuant to the requirements of the Exchange Act to our stockholders of record on the Record Date. The Warrant Share Issuance and the Reverse Stock Split will not become effective before the date which is 20 days after this Information Statement is first mailed to our stockholders. The 20-day period is expected to conclude on or about                                 , 2024.

The entire cost of furnishing this Information Statement will be borne by the Company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the common stock held of record by them and will reimburse such persons for their reasonable charges and expenses in connection therewith.

THE ATTACHED MATERIAL IS FOR INFORMATIONAL PURPOSES ONLY.

NO VOTE OR OTHER CONSENT OF OUR STOCKHOLDERS IS SOLICITED IN CONNECTION WITH THIS INFORMATION STATEMENT. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

FORWARD-LOOKING INFORMATION

This Information Statement and other reports that we file with the Securities and Exchange Commission (the “SEC”) contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act, which are often indicated by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “look forward to,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar terms, variations of such terms or the negative of such terms. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including those risks discussed elsewhere herein. All forward-looking statements included in this document are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements. Our business and financial performance are subject to substantial risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements.

RECORD DATE AND VOTE REQUIRED

The close of business on June 27, 2024 has been fixed as the Record Date. As of June 27, 2024, we had (i) 34,098,023 shares of our common stock outstanding and entitled to vote, (ii) 845,385 shares of our Class A common stock, par value $0.0001 per share (“Class A Common Stock”), outstanding and entitled to vote, and (iii) 250,000 shares of our Class A Preferred Stock outstanding and entitled to vote. Each share of common stock and Class A Common Stock is entitled to one vote on each matter to be voted upon at a meeting or via written consent.

Each share of Class A Preferred Stock is entitled to the number of votes that is equal to one and one-tenth times a fraction, the numerator of which is the sum of (A) the shares of outstanding common stock and (B) the whole shares of common stock into which the shares of outstanding Class A Common Stock and Class A Preferred Stock are convertible and the denominator of which is the number of shares of outstanding Class A Preferred Stock. As of the record date, there were a total of 71,742,536 votes outstanding (34,098,023 common stock votes plus 56,359 Class A Common Stock votes plus 37,588,154 Class A Preferred Stock votes).

Pursuant to Section 228 of the DGCL, unless otherwise provided in the certificate of incorporation, any corporate action required to be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by stockholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all members having a right to vote thereon were present and voted. The Majority Holders, who held in the aggregate the equivalent of 40,091,142 votes, or approximately 55.9% of the voting equity of the Company, voted in favor of the Warrant Share Issuance and the Reverse Stock Split by executing the Written Consent in lieu of a meeting in accordance with our Bylaws and the DGCL. The Written Consent is sufficient under the DGCL and our Bylaws to approve and adopt the actions described in this Information Statement. Consequently, no further stockholder action is required.

ITEM I: WARRANT SHARE ISSUANCE

May 2024 Securities Purchase Agreement

On May 2, 2024, the Company completed a best-efforts public offering (the “May 2024 Offering”) with an institutional investor (the “Investor”) pursuant to a securities purchase agreement (the “May 2024 Purchase Agreement”) of an aggregate of (i) 1,160,000 shares (the “Shares”) of common stock, par value $0.0001 per share, of the Company, (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 15,717,638 shares of common stock (the “Pre-Funded Warrant Shares”), (iii) Series A-1 warrants (the “Series A-1 Warrants”) to purchase up to an aggregate of 16,877,638 shares of common stock (the “Series A-1 Warrant Shares”), (iv) Series A-2 warrants (the “Series A-2 Warrants”) to purchase up to an aggregate of 16,877,638 shares of common stock (the “Series A-2 Warrant Shares”), and (v) Series A-3 warrants (the “Series A-3 Warrants,” and together with the Pre-Funded Warrants, Series A-1 Warrants, and Series A-2 Warrants, the “May 2024 Warrants”) to purchase up to an aggregate of 16,877,638 shares of common stock (the “Series A-3 Warrant Shares,” and together with the Series A-1 Warrant Shares, the Series A-2 Warrant Shares, and the Series A-3 Warrant Shares, the “May 2024 Warrant Shares”).

Each Share or Pre-Funded Warrant was sold together with one Series A-1 Warrant to purchase one share of common stock, one Series A-2 Warrant to purchase one share of common stock, and one Series A-3 Warrant to purchase one share of common stock. The public offering price for each Share and accompanying May 2024 Warrants was $0.237, and the public offering price for each Pre-Funded Warrant and accompanying May 2024 Warrants was $0.2369. The Pre-Funded Warrants have an exercise price of $0.0001 per share, were exercisable immediately and will expire when exercised in full. Each May 2024 Warrant has an exercise price of $0.237 per share and will become exercisable beginning on the effective date of stockholder approval of the issuance of the shares upon exercise of the May 2024 Warrants (the “Warrant Stockholder Approval”). The Series A-1 Warrants will expire on the five-year anniversary of the Warrant Stockholder Approval. The Series A-2 Warrants will expire on the twenty four month anniversary of the Warrant Stockholder Approval. The Series A-3 Warrants will expire on the nine month anniversary of the Warrant Stockholder Approval.

Pursuant to the Engagement Letter with H.C. Wainwright & Co., LLC (the “Placement Agent”), the Company agreed to issue to the Placement Agent or its designees warrants (the "May 2024 Placement Agent Warrants") to purchase up to an aggregate of 1,012,658 shares of common stock (the “May 2024 Placement Agent Warrant Shares”) (which represented 6.0% of the Shares and Pre-Funded Warrants sold in the May 2024 Offering). The May 2024 Placement Agent Warrants have an exercise price of $0.2963 per share and will expire on the five-year anniversary of the Warrant Stockholder Approval.

The Shares, the Pre-Funded Warrants, the Pre-Funded Warrant Shares, the Series A-1 Warrants, the Series A-1 Warrant Shares, the Series A-2 Warrants, the Series A-2 Warrant Shares, the Series A-3 Warrants, the Series A-3 Warrant Shares, the May 2024 Placement Agent Warrants and the May 2024 Placement Agent Warrant Shares were offered by the Company pursuant to a Registration Statement on Form S-1, originally filed on March 15, 2024, as amended (including the prospectus forming a part of such Registration Statement), with the Securities and Exchange Commission (the “SEC”) under the Securities Act (File No. 333-278006), and declared effective by the SEC on April 29, 2024.

Warrant Amendment Agreement

In connection with the May 2024 Offering, the Company also entered into a warrant amendment agreement (the “Warrant Amendment Agreement”) with the Investor. Under the Warrant Amendment Agreement, the Company agreed to amend certain existing warrants (the “Existing Warrants”) to purchase up to 2,588,236 shares of common stock (the “Existing Warrant Shares”) that were previously issued in October 2023 to the Investor, with an exercise price of $1.58 per share, in consideration for their purchase of the securities in the May 2024 Offering, as follows: (i) lower the exercise price of the Existing Warrants to $0.237 per share, (ii) provide that the Existing Warrants, as amended, will not be exercisable until the receipt of Warrant Stockholder Approval for the exercisability of the Warrants in the May 2024 Offering, and (iii) extend the original expiration date of the Existing Warrants by five years following the receipt of such Warrant Stockholder Approval. The Warrant Amendment Agreement became effective on May 2, 2024.

June 2024 Private Placement of Warrants

On June 19, 2024, pursuant to the terms of a securities purchase agreement (the “June 2024 Purchase Agreement,” and together with the May 2024 Purchase Agreement and the Warrant Amendment Agreement, the “Agreements”) that the Company entered into with the Investor, the Company agreed to issue and sell (the “Private Placement,” and together with the May 2024 Offering, the “Offerings”) unregistered warrants ("June 2024 Warrants") to purchase up to 6,130,000 shares of common stock ("June 2024 Warrant Shares"). The June 2024 Warrants have an exercise price of $0.41 per share (subject to customary adjustments as set forth in the June 2024 Warrants), are exercisable beginning on the date on which stockholder approval is received and will expire five (5) years thereafter. The June 2024 Warrants contain customary anti-dilution adjustments to the exercise price, including for share splits, share dividends, rights offering and pro rata distributions.

Pursuant to an Engagement Letter with the Placement Agent, dated June 18, 2024, the Company agreed to issue to the Placement Agent or its designees warrants (the “June 2024 Placement Agent Warrants, ” and together with the May 2024 Warrants, the May 2024 Placement Agent Warrants, and the June 2024 Warrants, the “Warrants”) to purchase up to an aggregate of 367,800 shares of common stock (the “June 2024 Placement Agent Warrant Shares,” and together with the May 2024 Warrant Shares, the May 2024 Placement Warrant Shares, and the June 2024 Warrant Shares, the “Warrant Shares”) (which represented 6.0% of the Shares and Pre-Funded Warrants sold in the June 2024 Offering). The June 2024 Placement Agent Warrants have an exercise price of $0.5125 per share and will expire on the five-year anniversary of the Warrant Stockholder Approval.

A holder of Warrants (a “Holder”) will not have the right to exercise any portion of the Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% or 9.99%, as applicable, of the number of shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of each of the Warrants, respectively.

The foregoing description of the May 2024 Purchase Agreement, the Warrant Amendment Agreement, the Pre-Funded Warrants, the Series A-1 Warrants, the Series A-2 Warrants, the Series A-3 Warrants, the May 2024 Placement Agent Warrants, the June 2024 Purchase Agreement, and the June 2024 Warrants is not complete and is qualified in its entirety by reference to the full text of the form of Purchase Agreement, the form of Pre-Funded Warrant, the form of Series A-1, A-2 and A-3 Warrant, form of Placement Agent Warrant, and form of Warrant Amendment Agreement, copies of which are filed as Exhibits 10.1, 4.1, 4.2, 4.3, and 10.2, respectively, to our Current Report on Form 8-K, dated May 2, 2024, and the form of June 2024 Purchase Agreement form of June 2024 Warrant, and form of June 2024 Placement Agent Warrant, copies of which are filed as Exhibits 10.1, 4.2 and 4.3, respectively, to our Current Report on Form 8-K, dated June 21, 2024, and are incorporated herein by reference.

Effect of the Issuance of the Warrant Shares

The potential issuance of the Warrant Shares would result in a substantial and significant increase in the number of shares of our common stock outstanding, and our stockholders will incur substantial dilution of their percentage ownership to the extent that the Holders of the Warrants exercise their Warrants.

Reasons for Stockholder Approval of the Warrant Share Issuance

Nasdaq Listing Rule 5635(d) requires us to obtain stockholder approval, prior to the issuance of securities, of a transaction other than a public offering involving the sale, issuance or potential issuance by us of shares of our common stock (or securities convertible into or exercisable for our common stock) in an amount equal to 20% or more of the Company’s outstanding common stock or voting power outstanding immediately before the issuance will be sold at a price less than (i) the Nasdaq Official Closing Price immediately preceding the signing of the binding agreement in connection with such transaction or (ii) the average Nasdaq Official Closing Price of the common stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of such binding agreement (the “Minimum Price”). In the case of the Offerings, the 20% threshold is determined based on the number of shares of our common stock outstanding immediately preceding the issuance of the Warrants in the Offerings.

Prior to the execution of the Agreements, we had 10,509,505 shares of common stock issued and outstanding on April 29, 2024. Therefore, the potential issuance of 60,731,608 New Warrant Shares will constitute greater than 20% of the shares of common stock outstanding immediately prior to the execution of the Agreements.

Additionally, under the terms of the Agreements, we agreed to seek approval as may be required by the applicable rules and regulations of the Nasdaq Stock Market LLC (or any successor entity) from the stockholders of the Company with respect to the issuance of the Warrant Shares upon the exercise of the Warrants.

Approval of the Issuance of the Warrant Shares

We obtained stockholder approval from the Majority Holders by Written Consent to comply with Nasdaq Listing Rule 5635(d) for the sale, issuance or potential issuance by us of shares of our common stock (or securities exercisable for our common stock) in excess of 20% of the shares of common stock outstanding immediately prior to the execution of the Agreements.

We cannot predict whether or when the Holders will exercise their Warrants. For these reasons, we are unable to accurately forecast or predict with any certainty the total amount of Warrant Shares that may ultimately be issued. Under certain circumstances, however, it is possible, that we will issue more than 20% of our outstanding shares of common stock to the Holders. Therefore, we sought stockholder approval from the Majority Holders to issue more than 20% of our outstanding shares of common stock, if necessary, to the Holders.

Any transaction requiring approval by our stockholders under Nasdaq Listing Rule 5635(d) would likely result in a significant increase in the number of shares of our common stock outstanding, and, as a result, our current stockholders will own a smaller percentage of our outstanding shares of common stock.

Further Information

The terms of the Agreements and Warrants are only briefly summarized above. For further information, please refer to the full text of the form of May 2024 Purchase Agreement, form of Series A-1, A-2 and A-3 Warrant, form of Placement Agent Warrant, form of Warrant Amendment Agreement, form of June 2024 Purchase Agreement, and form of June 2024 Warrant, copies of which were filed with the SEC as exhibits to our Current Reports on Form 8-K, filed with the SEC on May 2, 2024 and June 21, 2024, and are incorporated herein by reference. The discussion herein is qualified in its entirety by reference to the filed documents. We will furnish without charge to you a copy of any or all of the documents incorporated by reference, including exhibits to these documents, upon written or oral request. Direct your written request to: Corporate Secretary, Mustang Bio, Inc., 377 Plantation Street, Worcester, Massachusetts 01605, or (781) 652-4500.

No Appraisal Rights

Under the DGCL, stockholders are not entitled to appraisal rights with respect to the authorization of the Warrant Share Issuance.

ITEM II: REVERSE STOCK SPLIT

The Board and Majority Holders have approved a proposal to effect a reverse stock split of our issued and outstanding common stock within a range of between 1-for-10 and 1-for-50 (with our Board being authorized to determine the exact ratio), with such reverse stock split to be effected at such time and date before June 27, 2025, if at all, as determined by the Board in its sole discretion (the “Reverse Stock Split”). Following 20 days after the furnishing of this Information Statement, our Board will have the authority, in its sole discretion, without further action by our stockholders, to effect the Reverse Stock Split. Even though the Majority Holders have already approved of the Reverse Stock Split, we reserve the right not to effect any reverse stock split of the common stock if the Board does not deem it to be in the best interests of our stockholders. The company believes that granting this discretion provides our Board with maximum flexibility to act in the best interests of our stockholders. Upon implementation of the Amendment, between 10 to 50 shares of outstanding common stock will be automatically converted into one share of common stock.

All shares of our common stock have equal rights and privileges with respect to voting, liquidation and dividend rights.  Each share entitles the holder thereof to one non-cumulative vote for each share held of record on all matters submitted to a vote of the stockholders and to participate equally and to receive any and all such dividends as may be declared by the Board, subject to the payment of all dividends on the Class A Preferred Stock.  Holders of our common stock have no preemptive rights to acquire additional shares of common stock or any other securities.  The common stock is not subject to redemption and carries no subscription or conversion rights.

Amendment to Certificate of Incorporation

If our Board determines to effect the Reverse Stock Split, our Board will determine the exact exchange ratio for the Reverse Stock Split (which will be with an exchange ratio between 1-for-10 and 1-for-50), set the timing of effectiveness of the Reverse Stock Split and file the Certificate of Amendment with the Secretary of State of the State of Delaware.  The par value per share of common stock will remain unchanged at $0.0001 per share. Only shares of the Company’s outstanding common stock will be subject to the Reverse Stock Split.

Pursuant to Section 228 of the DGCL, unless otherwise provided in the Certificate of Incorporation, any corporate action required to be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by stockholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all members having a right to vote thereon were present and voted. The Reverse Stock Split and amendment to our Certificate of Incorporation have been approved as follows:

(a)            the Board adopted a resolution approving a proposal to effect a reverse stock split of our issued and outstanding common stock within a range of between 1-for-10 and 1-for-50 (with our Board being authorized to determine the exact ratio); and

(b)            the proposal was approved by the written consent of the Majority Holders.

Our amendment to our Certificate of Incorporation, if our Board determines in its discretion to effect the Reverse Stock Split, will reflect that our outstanding shares have been reverse split. No further action on the part of stockholders is required to either implement or abandon the Reverse Stock Split. If our Board determines to implement the Reverse Stock Split, we will publicly announce, prior to the effective date of the Reverse Stock Split, additional details regarding the Reverse Stock Split. Our Board reserves its right to elect not to proceed, and to abandon, the Reverse Stock Split if it determines, in its sole discretion, that the Reverse Stock Split is no longer in the interests of the company or its stockholders.

Upon the effectiveness of the Reverse Stock Split, except as explained below with respect to fractional shares, each share of our issued and outstanding common stock will be combined, automatically and without any action on the part of our stockholders, into a lesser number of shares of our common stock calculated in accordance with the Reverse Stock Split ratio determined by our Board.  No fractional shares will be issued in connection with the Reverse Stock Split. Instead, stockholders who would otherwise be entitled to receive fractional shares because they hold a number of shares of common stock that is not evenly divided by the reverse split ratio, will be entitled to receive a cash payment, without interest or deduction, rounded to the nearest cent, in an amount equal to the product obtained by multiplying (a) the closing price per share of our common stock as reported on The Nasdaq Stock Market LLC as of the date of the effective time of the Reverse Stock Split, by (b) the fraction of one share owned by the stockholder.

Effect of the Reverse Stock Split

Split shares issued in connection with the Reverse Stock Split will be fully paid and non-assessable. The number of stockholders is expected to remain unchanged as a result of the Reverse Stock Split, except to the extent any stockholder would be entitled to receive less than a single share as a result of the Reverse Stock Split (in which case such stockholder will be entitled to receive only the applicable cash payment in lieu of issuance of such fraction share, as described above under “Amendment to Certificate of Incorporation”). The Reverse Stock Split will decrease the number of outstanding shares of our common stock, but will not affect any stockholder's proportionate interest in our company, except for possible differences resulting from the treatment of any fractional shares that such stockholder would have received as a result of the Reverse Stock Split. The par value of our common stock will remain unchanged.  While the aggregate par value of our outstanding common stock will be decreased, our additional paid-in capital will be increased by a corresponding amount.  Therefore, the Reverse Stock Split will not affect our total stockholders’ equity.  All share and per share information included in our financial statements will be retroactively adjusted to reflect the Reverse Stock Split for all periods presented in our future financial reports and regulatory filings.

Although it is generally expected that a reverse stock split will result in a proportionate increase in the market price of the split shares, there can be no assurance that our common stock will trade at a multiple of our current price, or that any price increase will be sustained. If the market price of our stock declines after the implementation of the Reverse Stock Split, the percentage decline as an absolute number and as a percentage of our overall market capitalization would be greater than would be the case in the absence of the Reverse Stock Split.

Furthermore, the possibility exists that the reduction in the number of outstanding shares will adversely affect the market for our common stock by reducing the relative level of liquidity.  In addition, the Reverse Stock Split may increase the number of the stockholders who own odd lots, or less than 100 shares.  Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales.

There will be no change to the authorized capital of the company as a result of the Reverse Stock Split. The number of authorized shares of common stock will remain 200,000,000. The Company will retain the corporate authority to issue in the future up to all such additional remaining shares of authorized but unissued common stock.  These shares may be issued without stockholder approval at any time in the sole discretion of our Board. The authorized and unissued shares may be issued for cash, to acquire property or for any other purpose that is deemed in the best interests of our Company.  Any decision to issue additional shares will reduce the percentage of our stockholders’ equity held by our current stockholders and could dilute our net tangible book value.

Our authorized and unissued shares could possibly be used by management to oppose a hostile takeover attempt, delay or prevent changes of control, or changes in or removal of management.  This could include transactions that are favored by a majority of stockholders, or in which the stockholders might otherwise receive a premium for their shares over then-current market price or benefit stockholders in some other manner.  Tender offers or other non-open market acquisitions of stock are usually made at prices above the prevailing market price.  In addition, acquisitions of stock by persons attempting to acquire control through market purchases may cause the market price of the stock to reach levels that are higher than would otherwise be the case.

The available authorized and unissued shares of common stock give the Company the ability to cause a potential anti-takeover effect by creating potential dilution to the number of outstanding shares. Such dilution will cause a party attempting a takeover to be required to buy more shares of the Company stock and to expend additional resources to accomplish a takeover.  The Reverse Stock Split is not part of a plan by management to affect the ability of third parties to take over or change control of the Company, nor are we currently contemplating any such anti-takeover plan.

We will not become a private company as a result of the Reverse Stock Split, we expect that our common stock will continue to be quoted on the Nasdaq Capital Market as a fully reporting company immediately following the Reverse Stock Split, and we plan to continue to file periodic and other reports with the SEC under the Exchange Act.

As soon as practicable after the effective date of the Reverse Stock Split, transmittal forms will be mailed to each holder of record of certificates for shares of our common stock to be used in forwarding such certificates for surrender in exchange for, if so elected by the holder, new certificates representing the number of shares of our common stock held by such stockholder following the Reverse Stock Split. Our transfer agent will act as exchange and paying agent for purposes of exchanging stock certificates. The transmittal forms will be accompanied by instructions specifying other details of the exchange. Upon receipt of the transmittal form, each stockholder should surrender the certificates representing shares of our common stock prior to the Reverse Stock Split in accordance with the applicable instructions. Each stockholder who surrenders certificates will receive any cash payment due for fractional shares and, upon payment of the applicable fee, new certificates representing the whole number of shares of our common stock that he, she or it holds as a result of the Reverse Stock Split. No new certificates and no payments in lieu of fractional shares will be issued to a stockholder until the stockholder has surrendered his or her outstanding stock certificate(s) together with the properly completed and executed transmittal form to the exchange agent.

WE REQUEST THAT STOCKHOLDERS DO NOT SEND IN ANY OF THEIR STOCK CERTIFICATES AT THIS TIME.

Accounting Matters

The par value per share of the common stock will remain unchanged after the Reverse Stock Split. As a result, on the effective date of the Reverse Stock Split, the stated capital on the balance sheet attributable to the common stock will be reduced proportionally, based on the exchange ratio of the Reverse Stock Split, from its present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share common stock net income or loss and net book value will be increased because there will be fewer shares of the common stock outstanding. The Company does not anticipate that any other accounting consequences would arise as a result of the Reverse Stock Split.

Other Effects on Outstanding Shares

Our Certificate of Incorporation provides for the automatic adjustment of the conversion ratio of our Class A Common Stock and Class A Preferred Stock in the event of a reverse stock split of our common stock. Pursuant to this automatic adjustment provision, the applicable conversion ratio in effect immediately before the Reverse Stock Split shall be proportionately increased so that the number of shares of common stock issuable on conversion of each share of Class A Common Stock or Class A Preferred Stock, as applicable, shall be decreased in proportion to the decrease in the aggregate number of outstanding shares of our common stock. As a result, the Class A Common Stock and Class A Preferred Stock will have all of the same rights and privileges on a proportionate basis vis-à-vis the other classes of the Company’s capital stock, as immediately prior to the effective time of the Reverse Stock Split.

When the Reverse Stock Split is implemented, the rights and preferences of the outstanding shares of the common stock will remain the same after the Reverse Stock Split. Each share of common stock issued pursuant to the Reverse Stock Split will be fully paid and non-assessable.

United States Federal Income Tax Consequences of the Reverse Stock Split

The following summary describes certain material U.S. federal income tax consequences of the Reverse Stock Split to holders of our common stock. This summary addresses the tax consequences only to a beneficial owner of our common stock that is a citizen or individual resident of the United States, a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or otherwise subject to U.S. federal income taxation on a net income basis in respect of our common stock or Class A Preferred Stock (a “U.S. holder”). This summary does not address all of the tax consequences that may be relevant to any particular stockholder, including any state, local or foreign tax consequences or other tax considerations that arise from rules of general application that may be applicable to all taxpayers or to certain classes of taxpayers or any tax considerations that are generally assumed to be known by investors. This summary also does not address the tax consequences to persons who may be subject to special treatment under U.S. federal income tax law or persons that do not hold our common stock as “capital assets” (generally, property held for investment). This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, the U.S. Treasury regulations promulgated thereunder, and related administrative rulings and judicial authority, all as in effect as of the date hereof. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Reverse Stock Split.

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership, for federal income tax purposes. Partnerships that hold our common stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Stock Split.

The Reverse Stock Split should generally be treated as a “recapitalization” for U.S. federal income tax purposes. Therefore, except with respect to the receipt of cash by certain holders in lieu of fractional shares (as discussed further below), no gain or loss should be recognized by a U.S. holder upon the Reverse Stock Split. Accordingly, the aggregate tax basis in the common stock received pursuant to the Reverse Stock Split should equal the aggregate tax basis in the common stock surrendered and the holding period for the common stock received should include the holding period for the common stock surrendered. The U.S. Treasury regulations provide detailed rules for allocating the tax basis and holding period of the shares of our common stock surrendered for the shares of our common stock received pursuant to the Reverse Stock Split. U.S. holders of shares of our common stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such dates.

A U.S. holder of pre-split common stock who receives a cash payment from the company in exchange for factional shares generally will be treated as having exchanged such fractional shares for cash in a redemption that is subject to Section 302 of the Code. Under Section 302 of the Code, the exchange of common stock (including any fractional share thereof) for cash will be treated as a “sale or exchange” for U.S. federal income tax purposes, and not as a distribution under Section 301 of the Code, if the receipt of cash by the U.S. holder (a) is a “substantially disproportionate” with respect to the U.S. holder, (b) results in a “complete termination” of the U.S. holder’s interest in the company, or (c) is “not essentially equivalent to a dividend” with respect to the U.S. holder, in each case taking into account shares both actually and constructively owned by such holder (under certain constructive ownership rules).

Complete Redemption. The receipt of cash by a U.S. holder will be a “complete redemption” of such holder’s common stock in our company if either (i) all of the stock actually and constructively owned by the stockholder (including shares of stock constructively owned as a result of the ownership of options) is sold; or (ii) all of stock actually owned by the stockholder is sold, and the stockholder is eligible to waive, and effectively waives, the attribution of all shares constructively owned by the stockholder in accordance with the procedures described in Section 302(c)(2) of the Code. U.S. holders of our common stock wishing to satisfy the “complete redemption” test through waiver of attribution in accordance with the procedures described in Section 302(c)(2) of the Code should consult their tax advisors concerning the mechanics and desirability of such a waiver. A U.S. holder who holds options to acquire shares of our common stock will be treated as the constructive owner of such shares of common stock, and therefore will not be eligible for “complete termination” treatment.

Substantially Disproportionate. The receipt of cash by a U.S. holder will be “substantially disproportionate” if (i) the percentage of our outstanding common stock actually and constructively owned by the U.S. holder immediately following the redemption is less than 80% of the percentage of our outstanding common stock actually and constructively owned by the U.S. holder immediately before the redemption; and (ii) immediately following the redemption, the U.S. holder owns less than 50% of our common stock. In no event will the exchange of common stock for cash in lieu of the receipt of fractional shares in the Reverse Stock Split be substantially disproportionate with respect to a U.S. holder that owns 50% or more of the combined voting power of the company immediately following the exchange. U.S. holders of our common stock should consult their tax advisors concerning the application of the substantially disproportionate test to their particular circumstances.

Not Essentially Equivalent to a Dividend. A distribution is not essentially equivalent to a dividend if the U.S. holder undergoes a “meaningful reduction” in such holder’s proportionate interest in the company. Whether a U.S. holder who receives cash in lieu of fractional shares will have a meaningful reduction in ownership will depend on all of the facts and circumstances existing at and around the time of the Reverse Stock Split, including the size of the holder’s percentage interest in our common stock before and after the Reverse Stock Split. In this regard, the Internal Revenue Service (the “IRS”) has indicated in published rulings that any reduction in the percentage interest of a public company stockholder whose relative stock interest is minimal (an interest of less than 1% of the outstanding company common stock should satisfy this requirement) and who exercises no control over corporate affairs should constitute a meaningful reduction in such stockholder’s interest. However, some stockholders receiving cash in lieu of a fractional share will have an increase in their percentage ownership interest in the company and therefore could be subject to dividend treatment on the receipt of cash in lieu of such fractional share ownership interest.

If the redemption is treated as a sale, the U.S. holder will recognize capital gain or loss equal to the difference between the portion of the tax basis of the post-split shares allocated to the fractional share interest and the cash received. If the redemption does not meet one of the Section 302 tests, the cash distribution will be treated as a distribution under Section 301 of the Code. In such case, the cash distribution will be treated as a dividend to the extent of our current and accumulated earnings and profits allocable to the distribution, and then as a recovery of basis to the extent of the U.S. holder’s tax basis in his or her shares (which, for these purposes, may include such stockholder’s tax basis in all of his or her shares rather than only the stockholder’s tax basis in his or her fractional share interest, although the law is not entirely clear), and finally as gain from the sale of stock.

We recommend that stockholders consult their own tax advisors to determine the extent to which their fractional share redemption is treated as a sale of the fractional share or as a distribution under Section 301 of the Code and the tax consequences thereof.

No Appraisal Rights

Under the DGCL, stockholders are not entitled to appraisal rights with respect to the proposed Reverse Stock Split and amendment to our Certificate of Incorporation.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

None of our directors, executive officers or any associate of a director or executive officer has a substantial interest, direct or indirect, by security holdings or otherwise, in any matter described in this Information Statement.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information, as of June 27, 2024, concerning the beneficial ownership of our common stock by:

•	each person we know to be the beneficial owner of more than 5% of our common stock;
•	each of our current directors;
•	each of our Named Executive Officers (“NEOs”); and
•	all current directors and NEOs as a group.

As of June 27, 2024, there were 34,098,023 shares of our common stock, 845,385 shares of our Class A Common Stock, and 250,000 shares of our Class A Preferred Stock outstanding. In order to calculate a stockholder’s percentage of beneficial ownership, we include in the calculation those shares underlying options or warrants beneficially owned by that stockholder that are vested or that will vest within 60 days of June 27, 2024. Shares of restricted stock are deemed to be outstanding. Options or warrants held by other stockholders that are not attributed to the named beneficial owner are disregarded in this calculation. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the shares of our common stock. Unless we have indicated otherwise, each person named in the table below has sole voting power and investment power for the shares listed opposite such person’s name, except to the extent authority is shared by spouses under community property laws.

		Shares Under
		Exercisable
		Options and
		Unvested	Total Shares
		Restricted Stock	Beneficially
Name of Beneficial Owner (1)	Shares owned	Units(2)	Owned	% of total CS
Michael S. Weiss (3)	49,637	-	49,637	*	%
Manuel Litchman, M.D	76,223	50,024	126,427	*	%
Lindsay A. Rosenwald, M.D (3)	60,525	-	60,525	*	%
Neil Herskowitz	19,703	-	19,703	*	%
Adam J. Chill	19,170	-	19,170	*	%
Michael J. Zelefsky, M.D	18,970	-	18,970	*	%
James Murphy	-	-	-	*	%
All current executive officers and directors as a group (7 persons)	244,228	50,204	294,432	*	%
5% or Greater Stockholders:
Fortress Biotech, Inc (4)	2,502,988	-	2,502,988	7.2%

* Less than 1% of our common stock outstanding

(1)	The address of each of the directors and executive officers is c/o Mustang Bio, Inc., 377 Plantation Street, Worcester, Massachusetts 01605, and the address of Fortress Biotech, Inc. is c/o Fortress Biotech, Inc., 1111 Kane Concourse, Suite 301, Bay Harbor Island, FL 33154.

(2)	Includes only options exercisable within 60 days of June 27, 2024 and unvested restricted stock units.

(3)	Includes 33,334 warrants issued by Fortress to each of Mr. Weiss and Dr. Rosenwald that cover shares of our common stock that are owned by Fortress. These do not represent equity compensation by us to either Mr. Weiss or Dr. Rosenwald.

(4)	Includes shares underlying 33,334 warrants issued to each of Mr. Weiss and Dr. Rosenwald, and excludes 250,000 of Class A Preferred Stock, which are convertible into 16,666 shares of common stock.

	Class A Common Stock Beneficially Owned
Name and Address of Beneficial Owner(1)	Number of Shares and Nature of Beneficial Ownership	Percentage of Total Class A Common Stock
City of Hope National Medical Center	845,385	100%

(1)	The address of City of Hope National Medical Center is 1500 East Duarte Road, Duarte, California 91010.

	Class A Preferred Stock Beneficially Owned
Name and Address of Beneficial Owner(1)	Number of Shares and Nature of Beneficial Ownership	Percentage of Total Class A Preferred Stock
Fortress Biotech, Inc.	250,000	100%

(1)	The address of Fortress Biotech Inc. is c/o Fortress Biotech, Inc., 1111 Kane Concourse, Suite 301, Bay Harbor Islands, Florida 33154.

ADDITIONAL INFORMATION

We file reports with the SEC on an annual basis using Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The SEC maintains a website that contains annual, quarterly, and current reports, proxy statements, and other information that issuers (including us) file electronically with the SEC. The SEC’s website address is www.sec.gov. You can also obtain copies of materials we file with the SEC from our Internet website found at www.mustangbio.com. Our stock is quoted on the Nasdaq Capital Market under the symbol “MBIO.”

EFFECTIVE DATE

Pursuant to Rule 14c-2 under the Exchange Act, the above action to approve the Warrant Share Issuance will not be effective until a date at least 20 days after the date on which the definitive Information Statement has been mailed to the stockholders. The effective date of the Reverse Stock Split will be no earlier than                                      , 2024, or thereafter as our Board determines to effect it in accordance with applicable law, including the DGCL.

HOUSEHOLDING OF STOCKHOLDER MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” information statements. This means that only one copy of this Information Statement may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of the Information Statement to you if you contact us at: Mustang Bio, Inc., 377 Plantation Street, Worcester, Massachusetts 01605, Attn: Corporate Secretary. You may also contact us at (781) 652-4500.

If you want to receive separate copies of Information Statements in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or phone number.

MISCELLANEOUS MATTERS

The entire cost of furnishing this Information Statement will be borne by the Company.  We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the common stock held of record by them and will reimburse such persons for their reasonable charges and expenses in connection therewith. The Board has fixed the close of business on June 27, 2024, as the record date for the determination of stockholders who are entitled to receive this Information Statement.

This Information Statement is being mailed on or about                           , 2024 to all stockholders of record as of the Record Date.

CONCLUSION

As a matter of regulatory compliance, we are sending you this Information Statement that describes the purpose and effect of the above actions.  Your consent to the above action is not required and is not being solicited in connection with this action.  This Information Statement is intended to provide our stockholders information required by the rules and regulations of the Exchange Act.

BY ORDER OF THE BOARD OF DIRECTORS

, 2024	By:
Manuel Litchman, M.D.
Chief Executive Officer

Appendix A

CERTIFICATE OF AMENDMENT

TO

THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MUSTANG BIO, INC.

Mustang Bio, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1.            The Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended by inserting the following Subsection 8 to Article IV, Section A thereof:

“8.           Reverse Stock Split.

8.1            Upon the filing and effectiveness (the “Effective Time”) pursuant to the DGCL of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation, as amended, every [__] issued and outstanding shares or shares held by the Corporation as treasury stock of the Corporation’s common stock, par value $0.0001 per share, as of the date and time immediately preceding the Effective Time (the “Old Shares”), shall automatically be reclassified as and converted into one (1) validly issued, fully paid and non-assessable share of common stock of the Corporation (the “New Shares”) without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). Further, every right, option and warrant to acquire Old Shares outstanding immediately prior to the Effective Time shall, as of the Effective Time and without any further action, automatically be reclassified into the right to acquire New Shares based on the conversion ratio of shares of Old Shares to New Shares set forth in the preceding sentence, but otherwise upon the terms of such right, option or warrant (except that the exercise or purchase price of such right, option or warrant shall be proportionately adjusted).

No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional New Shares in the Reverse Stock Split shall be entitled to receive cash (without interest or deduction) from the Corporation’s transfer agent in lieu of such fractional share interests upon the submission of a letter of transmittal by a stockholder holding the shares in book-entry form and, where shares are held in certificated form, upon the surrender of the stockholder’s Old Certificates (as defined below), in an amount equal to the product obtained by multiplying (a) the closing price per share of the Common Stock as reported on the Nasdaq Stock Market as of the date of the Effective Time, by (b) the fraction of one New Share owned by the stockholder.

8.2            Each holder of record of a certificate which immediately prior to the last trading day preceding the date of the Effective Time (the “Effective Date”) represents Old Shares (the “Old Certificates”) shall be entitled to receive upon surrender of such Old Certificates to the Corporation’s transfer agent for cancellation, a certificate (the “New Certificates”) representing the number of whole New Shares into and for which the shares formerly represented by such Old Certificates so surrendered are exchangeable. From and after the Effective Date, Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof.”

2.            The foregoing amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the DGCL.

[Signature page follows.]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Corporation’s Amended and Restated Certificate of Incorporation, as amended, to be executed and acknowledged by its duly appointed officer as of this __ day of ___, 202__.

MUSTANG BIO, INC.

By:
Name:
Title: